UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S‑8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TRUSTCO BANK CORP NY
(Exact Name of Company as Specified in Its Charter)
New York	14-1630287
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5 Sarnowski Drive, Glenview, New York	12302
(Address of Principal Executive Offices)	(Zip Code)

TRUSTCO BANK CORP NY AMENDED AND RESTATED
2010 EQUITY INCENTIVE PLAN
(Full Title of the Plan)

MICHAEL M. OZIMEK
Senior Vice President and Chief Financial Officer
TrustCo Bank Corp NY
5 Sarnowski Drive
Glenview, New York 12302
(518) 381-3680
(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Leonard J. Essig, Esq.
Lewis Rice LLC
600 Washington Avenue, Suite 2500
St. Louis, Missouri  63101
(314) 444-7600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” “non-accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer	☒Accelerated filer
☐Non-accelerated filer	☐Smaller reporting company

CALCULATION OF REGISTRATION FEE
Title Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock	1,232,900	$5.82	$7,175,478.00	$833.79

(1) The securities registered hereunder consists of 1,232,900 shares of common stock, par value $1.00 per share (the “Common Stock”), of TrustCo Bank Corp NY, a New York corporation (the “Company”), available to be granted under or issuable pursuant to the TrustCo Bank Corp NY Amended and Restated 2010 Equity Incentive Plan (the “Plan”). Pursuant to the terms of the Plan, the Common Stock may be issued as a result of awards and/or exercise of stock options, stock appreciation rights or restricted stock. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares of common stock that may be offered or issued in the event of a stock dividend, reverse stock split, split-up, recapitalization, forfeiture of stock, or other similar event.

(2) Pursuant to Rule 457(h) represents the average of the high and low reported prices for the Company’s common stock as reported on the NASDAQ National Market System on August 26, 2015, such date being a date within five business days prior to the date of filing of this Registration Statement.

EXPLANATORY NOTE

On May 21, 2015, at the 2015 Annual Meeting of Shareholders of TrustCo Bank Corp NY (the “Company”), the Company’s shareholders approved the Amended and Restated 2010 TrustCo Bank Corp NY Equity Incentive Plan (the “Plan”).  The principal change to the Plan was to increase the number of shares of the Company’s common stock or common stock equivalents available for awards under the Plan to 2,332,500 shares (an increase of 332,500 shares from the current authorized amount) for awards of options or restricted stock and the equivalent of 1,400,400 shares (or an additional 900,400 shares from the current authorized amount) for awards of stock appreciation rights, restricted stock units, performance units, or performance shares (collectively, the “Additional Shares”).

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by the Company to register the Additional Shares. These shares are in addition to the 2,500,000 shares of Common Stock, that may be issued under the Plan pursuant to the Company’s Registration Statement on Form S-8 (File No. 333-175868) (the “Prior Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on July 28, 2011. Pursuant to General Instruction E to Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), the contents of the Prior Registration Statement are incorporated by reference into this Registration Statement, except to the extent supplemented, amended and superseded by the information set forth herein.

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

Information contained in the following documents of TrustCo Bank Corp NY (the “Company”) filed with the Securities and Exchange Commission (the “Commission”) is incorporated herein by reference:

(a)            The Company’s Annual Report on Form 10‑K for the fiscal year ended December 31, 2014, as filed with the Commission pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the “Exchange Act”);

(b)            The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015, as filed with the Commission pursuant to Section 13(a) of the Exchange Act;

(c)            Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 1, 2015, to the extent incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

(d)            The Company’s current reports on Form 8-K filed January 15, 2015, February 17, 2015, March 23, 2015, April 13, 2015, May 15, 2015, May 19, 2015, May 21, 2015, May 27, 2015, July 17, 2015, July 21, 2015 (the first Form 8-K only) and August 18, 2015;

(e)            All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2014; and

(f)            The description of the Company’s common stock contained in the Company’s Registration Statement on Form S-4 under the Securities Act of 1933, Registration No. 33‑40379, effective date May 8, 1991, and an update of that description contained in the Company’s Current Report on Form 8‑K filed on July 9, 1991; and including any amendment or report filed for purposes of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 5.	Interests of Named Experts and Counsel

The legality of the issue of the shares of the Company’s common stock offered hereunder has been passed upon for the Company by Lewis Rice LLC, St. Louis, Missouri.

Item 6.	Indemnification Of Directors And Officers

Sections 721-725 of the New York Business Corporation Law provide for or permit the indemnification of directors and officers of the Company under certain circumstances. Generally, a corporation may indemnify a director or officer of the corporation against any judgments, fines, amounts paid in settlement and reasonable expenses, if such director or officer acted, in good faith, for a purpose which he or she reasonably believed to be in the best interests of the corporation and, in criminal actions, had no reasonable cause to believe that his or her conduct was unlawful.

II-1

Article XI of the Company’s Amended and Restated Certificate of Incorporation provides that to the fullest extent elimination or limitation of director liability is permitted by the New York Business Corporation Law, no directors of the Company shall be liable to the Company or its shareholders for any breach of duty in such capacity.

The Company’s bylaws contain detailed and comprehensive procedures to address the circumstances under which an officer or director of the Company may seek indemnification and under which the board or other persons, including the Company’s shareholders, may authorize indemnification payments. A copy of the Company’s bylaws was included as an exhibit to the Report on Form 8-K filed by the Company with the Securities and Exchange Commission on September 16, 2008. Pursuant to Employment Agreements between the Company and certain of its executive officers, the Company shall indemnify such executives for acts or decisions made by such executives in good faith while performing services for the Company, and the Company shall use its best efforts to obtain insurance coverage relating thereto. Finally, under a policy of directors’ and officers’ insurance with total annual limits of $55,000,000, the directors and officers of the Company are insured, subject to the limits, exceptions and other terms and conditions of such policy, against liability for claims made against them for any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty while acting in their individual or collective capacities as directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and therefore is unenforceable.

Item 8.	Exhibits

The following exhibits are submitted herewith or incorporated by reference herein.

Exhibit Number	Exhibit

4.1
TrustCo Bank Corp NY Amended and Restated 2010 Equity Incentive Plan (incorporated by reference herein from Exhibit 10(a) to the Current Report on Form 8-K filed by TrustCo Bank Corp NY on March 23, 2015).

5.1	Opinion of Lewis Rice LLC.

15.1	Crowe Horwath LLP Letter regarding Unaudited Interim Financial Information.

23.1	Consent of Crowe Horwath LLP.

23.2	Consent of Lewis Rice LLC (included as part of Exhibit 5.1).

24.1	Powers of Attorney.

II-2

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glenville, State of New York, on August 27, 2015.

TRUSTCO BANK CORP NY

By	/s/ Robert J. McCormick
Robert J. McCormick
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities shown and on August 27, 2015.

Name	Title/Position

/s/ Robert J. McCormick	President and Chief Executive
Robert J. McCormick	Officer (Principal Executive Officer)

/s/ Michael M. Ozimek	Senior Vice President and Chief Financial Officer
Michael M. Ozimek	(Principal Financial and Accounting Officer)

*	Director
Dennis A. DeGennaro

*	Director
Thomas O. Maggs

*	Director
Anthony J. Marinello, M.D., PhD

*	Director
Robert A. McCormick

*	Director
William D. Powers

*	Director
William J. Purdy

* By:	/s/ Robert M. Leonard
Attorney-in-Fact

TRUSTCO BANK CORP NY
FORM S-8 REGISTRATION STATEMENT

Exhibit Index

Exhibit Number	Exhibit

4.1
TrustCo Bank Corp NY Amended and Restated 2010 Equity Incentive Plan (incorporated by reference herein from Exhibit 10(A) to the Current Report on Form 8-K filed by TrustCo Bank Corp NY on March 23, 2015).

5.1	Opinion of Lewis Rice LLC

15.1	Crowe Horwath LLP Letter regarding Unaudited Interim Financial Information.

23.1	Consent of Crowe Horwath LLP.

23.2	Consent of Lewis Rice LLC (included as part of Exhibit 5.1).

24.1	Powers of Attorney.